Exhibit 10.1

Amended and Restated Credit Agreement
Dated as of January 31, 2011
among
The J. M. Smucker Company
Smucker Foods of Canada Corp.,
The Guarantors from time to time parties hereto,
the Lenders from time to time parties hereto,
and
Bank of Montreal,
as Administrative Agent

BMO Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated,
as Joint Lead Arrangers and Joint Book Runners
Bank of America, N.A.,
as Syndication Agent
and
PNC Bank, National Association
JPMorgan Chase Bank, N.A.
Fifth Third Bank,
as Documentation Agents

Table of Contents

Section	Heading	Page

Section	Heading	Page

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Section	Heading	Page

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Section	Heading	Page

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Acceptance
Exhibit H	—	Commitment Amount Increase Request
Schedule 1	—	Commitments
Schedule 6.2	—	Subsidiaries
Schedule 6.15(b)	—	Canadian Benefit Plans and Canadian Pension Plans
Schedule 8.7	—	Existing Indebtedness and Guaranties

-iv-

Amended and Restated Credit Agreement
     This Amended and Restated Credit Agreement is entered into as of January 31, 2011, by and among The J. M. Smucker Company, an Ohio corporation (the “U.S. Borrower”), Smucker Foods of Canada Corp., a federally incorporated Canadian corporation (the “Canadian Borrower” and, together with the U.S. Borrower, individually a “Borrower” and together the “Borrowers”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.
Preliminary Statement
     The Borrowers, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of October 29, 2009, as amended (the “Original Credit Agreement”) pursuant to which the Lenders have agreed to extend certain credit facilities to the Borrowers on the terms and conditions contained in the Original Credit Agreement. The Borrowers and the Lenders have agreed to modify certain terms of the Original Credit Agreement and, for the sake of clarity and convenience, have agreed to amend and restate the Original Credit Agreement in its entirety on the terms and conditions set forth herein.
     Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Credit Agreement and all schedules and exhibits thereto are hereby amended and restated in their entirety as follows:
Section 1. The Credit Facilities.
     Section 1.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the U.S. Borrower and in Canadian Dollars to the Canadian Borrower from time to time on a revolving basis in an aggregate outstanding Original Dollar Amount up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate Original Dollar Amount of Revolving Loans, the aggregate Original Dollar Amount of Swing Loans, and the aggregate U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the U.S. Borrower may elect that each Borrowing of Revolving Loans be either U.S. Base Rate Loans or Eurodollar Loans and the Canadian Borrower may elect that each Borrowing of Revolving Loans be either CAD Base Rate Loans or CAD CDOR Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.
     Section 1.2. Increase in Revolving Credit Commitments. The Borrowers may, on any Business Day prior to the Revolving Credit Termination Date, increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (a) any increase of the aggregate amount of the Revolving Credit Commitments to an amount in excess of $800,000,000 will require the approval of the Required Lenders, (b) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $25,000,000, (c) no Event of Default shall have occurred and be continuing at the time of the request or on the effective date of the Commitment Amount Increase, (d) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at the effective date of such Commitment Amount Increase, and (e) the Administrative Agent’s consent (which shall not be unreasonably withheld) shall be required for any increase in the amount of an existing Lender’s Revolving Credit Commitment or the addition of a new Lender. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrowers and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Revolver Percentage of Revolving Loans. It shall be a condition to such effectiveness that (i) if any Eurodollar Loans or CAD CDOR Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans or CAD CDOR Loans shall be deemed to be prepaid on such date and the Borrowers shall pay any amounts owing to the Lenders pursuant to Section 1.12 hereof and (ii) the Borrowers shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.13 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.
     Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, each Borrower may request from the L/C Issuer standby and commercial letters of credit (each a “Letter of Credit”) for the account of each Borrower or for the account of a Borrower and one or more of its Subsidiaries in U.S. Dollars or Canadian Dollars in the U.S. Dollar Equivalent of an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder to the extent not reimbursed by the Borrowers and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

     (b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of either Borrower, issue one or more Letters of Credit in U.S. Dollars for the account of the U.S. Borrower and its Subsidiaries or Canadian Dollars for the account of the Canadian Borrower and its Subsidiaries, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by such Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.9 or Section 1.15 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by any Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the obligation of the Borrower for whose account such Letter of Credit was issued to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the relevant Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum (x) if such Letter of Credit is denominated in U.S. Dollars, equal to the sum of the U.S. Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) plus the Applicable Margin for U.S. Base Rate Loans, and (y) if such Letter of Credit is denominated in Canadian Dollars, equal to the sum of the CAD Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) plus the Applicable Margin for CAD Base Rate Loans. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower for whose account such Letter of Credit was issued subject to the conditions of Section 7 hereof and the other terms of this Section 1.3. Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with the Borrowers or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

     (c) The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower for whose account such Letter of Credit was issued after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 1:00 p.m. (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If a Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.
     (d) Obligations Absolute. Each Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the relevant Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (e) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender"), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by a Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 2:00 p.m. (Chicago time), or not later than 2:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, (x) if such Letter of Credit is denominated in U.S. Dollars, the Federal Funds Rate for each such day, and (y) if such Letter of Credit is denominated in Canadian Dollars, the cost to the Administrative Agent of funding such amount, and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, (x) if such Letter of Credit is denominated in U.S. Dollars, the U.S. Base Rate in effect for each such day, and (y) if such Letter of Credit is denominated in Canadian Dollars, the CAD Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

     (f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
     (g) Manner of Requesting a Letter of Credit. Each Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit for its account, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by such Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.
     (h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrowers, the Administrative Agent and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer “ shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     Section 1.4. Applicable Interest Rates. (a) U.S. Base Rate Loans. Each U.S. Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the U.S. Base Rate from time to time in effect, payable by the relevant Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.

     “U.S. Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the U.S. Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.
     (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a U.S. Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the relevant Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.
     “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR

1 - Eurodollar Reserve Percentage
     “Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation
D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.
     “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.
     “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
     “LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).
     (c) CAD Base Rate Loans. Each CAD Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a CAD CDOR, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the CAD Base Rate from time to time in effect, payable by the relevant Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.
     “CAD Base Rate” means, for any day, the greater of (i) the per annum rate of interest announced from time to time by the Administrative Agent as its reference rate then in effect for determining rates of interest on Canadian Dollar Loans to its customers in Canada and designated as its prime rate; and (ii) the 30 day CAD Fixed Rate plus one percent (1%) per annum. Each change in the CAD Base Rate shall be effective immediately from and after such change.
     (d) CAD CDOR Loans. Each CAD CDOR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365/366 days and actual days elapsed) on the unpaid principal amount thereof from the date such

Loan is advanced or continued, or created by conversion from a CAD Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the CAD Fixed Rate applicable for such Interest Period, payable by the relevant Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.
     “CAD Fixed Rate” shall mean, with respect to a CAD CDOR Loan, for any Interest Period, the rate per annum determined by the Administrative Agent by reference to the average of the rates displayed on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as amended from time to time), or such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollar bankers’ acceptances (on a three hundred sixty-five (365) day basis) with a term comparable to such Interest Period as of 10:00 A.M. (Eastern time) on the first day of such Interest Period (as adjusted by the Administrative Agent after 10:00 A.M. (Eastern time) to reflect any error in a posted rate or in the posted average annual rate of interest). If, for any reason, the rates on the Reuters Screen CDOR Page are unavailable, then CAD Fixed Rate means the rate of interest determined by the Administrative Agent that is equal to the rate (rounded upwards to the nearest basis point) quoted by the Canadian Reference Bank as its discount rate for purchase of Canadian Dollar bankers’ acceptances in an amount substantially equal to such CAD CDOR Loan with a term comparable to such Interest Period as of 10:00 A.M. (Eastern time). No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.
     (e) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder based on the foregoing, and its determination thereof shall be conclusive and binding except in the case of manifest error. The Original Dollar Amount of each Loan denominated in Canadian Dollars shall be determined or redetermined, as applicable, (i) in the case of CAD CDOR Loans, effective as of the first day of each Interest Period applicable to such Loan, and (ii) in the case of CAD Base Rate Loans, effective as of the last day of each calendar month.
     (f) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a three hundred sixty (360) day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by three hundred sixty (360) or such other period of time, respectively.
     (g) Adjustments. If, as a result of any restatement of or other adjustment to the financial statements of the U.S. Borrower or for any other reason, the U.S. Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the U.S. Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the U.S. Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 1.10 or under Section 9.
     Section 1.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of U.S. Base Rate Loans shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of CAD Base Rate Loans shall be in an amount not less than CAD$1,000,000 or such greater amount which is an integral multiple of CAD$100,000. Each Borrowing of CAD CDOR Loans shall be in an amount not less than CAD$1,000,000 or such greater amount which is an integral multiple of $1,000,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $1,000,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder and ten (10) Borrowings of CAD CDOR Loans.
     Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower requesting a Borrowing of Loans shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans (ii) on the date such Borrower requests the Lenders to advance a Borrowing of U.S. Base Rate Loans or CAD Base Rate Loans, and (iii) at least three (3) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of CAD CDOR Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the relevant Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing obtained by it hereunder or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, such Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into U.S. Base Rate Loans, (ii) if such Borrowing is of U.S. Base Rate Loans, on any Business Day, such Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by such Borrower, (iii) if such Borrowing is of CAD Base Rate Loans, on any Business Day, such Borrower may convert all or part of such Borrowing into CAD CDOR Loans for an Interest Period or Interest Periods specified by such Borrower, and (iv) if such Borrowing is of CAD CDOR Loans, on the last day of the Interest Period applicable thereto, such Borrower may continue part or all of such Borrowing as CAD CDOR Loans or convert part or all of such Borrowing into CAD Base Rate Loans. The Borrowers shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of U.S. Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. Notice of the continuation of a Borrowing of CAD CDOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of CAD Base Rate Loans into CAD CDOR Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon written notice to the Borrowers by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to any Borrower, without notice), no Borrowing of Eurodollar Loans or CAD CDOR Loans shall be advanced, continued, or created by conversion if any Event of Default then exists. Each Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy, or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in good faith reliance thereon.
     (b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from a Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to such Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination and, if such Borrowing is denominated in Canadian Dollars, shall give notice by such means to the Borrowers and each Lender of the Original Dollar Amount thereof.
     (c) Borrower’s Failure to Notify. If the U.S. Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of U.S. Base Rate Loans. If the Canadian Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of CAD CDOR Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of CAD Base Rate Loans. In the event a Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation owed by it and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, such Borrower shall be deemed to have requested (i) in the case of the U.S. Borrower, a Borrowing of U.S. Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due, and (ii) in the case of the Canadian Borrower, a Borrowing of CAD Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due.
     (d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the relevant Borrower at the Administrative Agent’s principal office in Chicago, Illinois in the case of Borrowings denominated in U.S. Dollars or Toronto, Ontario, Canada in the case of Borrowings denominated in Canadian Dollars (or in each case at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of such Borrower’s Designated Disbursement Account or as the relevant Borrower and the Administrative Agent may otherwise agree.
     (e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of U.S. Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the relevant Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the relevant Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the relevant Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day or, in the case of a Loan denominated in Canadian Dollars, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan, as determined by the Administrative Agent, and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the U.S. Base Rate in effect for each such day or, in the case of a Loan denominated in Canadian Dollars, the CAD Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower that received the proceeds of such Loan will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that such Borrower will have no liability under such Section with respect to such payment.
     Section 1.7. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the U.S. Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $50,000.
     (b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the U.S. Base Rate plus the Applicable Margin for U.S. Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the U.S. Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
     (c) Requests for Swing Loans. The U.S. Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 2:00 p.m. (Chicago time) on the date upon which such Borrower requests that any Swing Loan be made to it, of the amount and date of such Swing Loan. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to a Borrower shall be deposited or otherwise wire transferred to the U.S. Borrower’s Designated Disbursement Account or as the U.S. Borrower, the Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).
     (d) Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the U.S. Borrower (and the U.S. Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the U.S. Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a U.S. Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the U.S. Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender, in immediately available funds in U.S. Dollars, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before

12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.
     (e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.7(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the U.S. Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against any Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.
     Section 1.8. Maturity of Loans. (a) Scheduled Payments of Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower that borrowed such Loan on the Revolving Credit Termination Date.
     (b) Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the U.S. Borrower on the Revolving Credit Termination Date.
     Section 1.9. Prepayments. (a) Optional. Any Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of U.S. Base Rate Loans, in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $5,000,000 or such greater amount which is an integral multiple of $1,000,000, (iii) if such Borrowing is of CAD Base Rate Loans, in Canadian Dollars in an amount not less than CAD$1,000,000 or such greater amount which is an integral multiple of CAD$100,000, (iv) if such Borrowing is of CAD CDOR Loans, in Canadian Dollars in an amount not less than CAD$5,000,000 or such greater amount which is an integral multiple of CAD$1,000,000, and (v) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 and 1.7 hereof remains outstanding) any Borrowing of Eurodollar Loans on the last day of the Interest Period therefor and at any other time upon (A) three (3) Business Days prior notice by such Borrower to the Administrative Agent, (B) in the case of a Borrowing of U.S. Base Rate Loans, notice delivered by such Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, (C) in the case of any Borrowing of CAD CDOR Loans on the last day of the

Interest Period therefor and at any other time upon three (3) Business Days prior notice by such Borrower to the Administrative Agent, or (D) in the case of a Borrowing of CAD Base Rate Loans, notice delivered by such Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case of (A) through (D) above, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, CAD CDOR Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.
     (b) Mandatory. (i) Each Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay its own Revolving Loans, Swing Loans, and, if necessary, prefund its own L/C Obligations by the aggregate amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.
     (ii) If at any time (A) for any reason other than fluctuations in currency exchange rates, the sum of the aggregate Original Dollar Amount of Revolving Loans, the aggregate Original Dollar Amount of Swing Loans, and the aggregate U.S. Dollar Equivalent of all L/C Obligations then outstanding shall be in excess of the Revolving Credit Commitments then in effect, and (B) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate Original Dollar Amount of Revolving Loans, the aggregate Original Dollar Amount of Swing Loans, and the aggregate U.S. Dollar Equivalent of all L/C Obligations then outstanding shall be in excess of 105% of the Revolving Credit Commitments then in effect, each Borrower shall (1) immediately without notice or demand in the circumstances described in clause (A) and (2) within 3 Business Days after notice from the Administrative Agent in the circumstances described in clause (B), pay over the amounts which in aggregate equal such excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to each such Borrower’s applicable Revolving Loans and Swing Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for each Borrower’s Obligations owing with respect to such Borrower’s Letters of Credit.
     (iii) Unless the U.S. Borrower prepaying a Loan otherwise directs, prepayments of Loans under this Section 1.9(b) in U.S. Dollars shall be applied first to Borrowings of U.S. Base Rate Loans made to such Borrower until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans made to such Borrower in the order in which their Interest Periods expire, and prepayments by the Canadian Borrower of Loans under this Section 1.9(b) in Canadian Dollars shall be applied first to Borrowings of CAD Base Rate Loans made to such Borrower until payment in full thereof with any balance applied to Borrowings of CAD CDOR Loans made to such Borrower in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, CAD CDOR Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

     (c) Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
     Section 1.10. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, each Borrower shall pay, after written notice from the Administrative Agent, interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations owed by it under the Loan Documents, and letter of credit fees from the date of such Event of Default or acceleration at a rate per annum equal to:
     (a) for any U.S. Base Rate Loan or any Swing Loan bearing interest based on the U.S. Base Rate, the sum of 2.0% plus the Applicable Margin plus the U.S. Base Rate from time to time in effect;
     (b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for U.S. Base Rate Loans plus the U.S. Base Rate from time to time in effect;
     (c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation;
     (d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;
     (e) for any CAD Base Rate Loan or any Swing Loan bearing interest based on the CAD Base Rate, the sum of 2% plus the Applicable Margin plus the CAD Base Rate from time to time in effect; and
     (f) for any CAD CDOR Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for CAD Base Rate Loans plus the CAD Base Rate from time to time in effect;
provided, however, that in the absence of acceleration or a Principal Payment Default (as defined below), any interest adjustments pursuant to this Section shall only be made at the election of the Required Lenders, with written notice to the Borrowers. If any principal amount of any Loan or Reimbursement Obligation is not paid when due (a “Principal Payment Default”) such principal amount shall bear interest at the rates specified in subsections (a) through (f) above until paid in full. While any Event of Default exists or after acceleration, interest as adjusted under this Section 1.10 shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
     Section 1.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Obligations in accordance with their terms.
     (d) Any Lender may request that its Loans to each Borrower be evidenced by a promissory note or notes of such Borrower in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes of the relevant Borrower payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note to the relevant Borrower for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
     Section 1.12. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or CAD CDOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
     (a) any payment, prepayment or conversion of a Eurodollar Loan or CAD CDOR Loan on a date other than the last day of its Interest Period,
     (b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by a Borrower to borrow or continue a Eurodollar Loan or CAD CDOR Loan, or to convert a U.S. Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.6(a) hereof or to convert a CAD Base Rate Loan into a CAD CDOR Loan on the date specified in a notice given pursuant to Section 1.6(a) hereof,

     (c) any failure by a Borrower to make any payment of principal on any Eurodollar Loan or CAD CDOR Loan when due (whether by acceleration or otherwise), or
     (d) any acceleration of the maturity of a Eurodollar Loan or CAD CDOR Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the relevant Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the relevant Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably deemed prime facie correct.
     Section 1.13. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrowers shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than U.S.$10,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of Revolving Loans and Swing Loans and the U.S. Dollar Equivalent of all L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.
     (b) Any termination of the Revolving Credit Commitments pursuant to this Section 1.13 may not be reinstated.
     Section 1.14. Substitution of Lenders. In the event (a) any Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) any Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator or like Person has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrowers may, in addition to any other rights the Borrowers may have hereunder or under applicable law, require, at the Borrowers’ expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrowers, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrowers shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrowers).
     Section 1.15. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Revolving Credit Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Revolving Credit Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Revolving Credit Commitments and outstanding Loans shall be excluded for purposes of calculating any facility fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Revolving Credit Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, each Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Revolver Percentage of L/C Obligations owed by such Borrower that are then outstanding (to be, held by the Administrative Agent as set forth in Section 9.4 hereof). No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.15, performance by any Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.15. The rights and remedies against a Defaulting Lender under this Section 1.15 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.
Section 2. Fees.
     Section 2.1. Fees. (a) Revolving Credit Facility Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver

Percentages a facility fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the average daily Revolving Credit Commitments, whether or not in use. Such facility fee shall be payable quarterly in arrears on the last day of each January, April, July and October in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the facility fee for the period to the date of such termination in whole shall be paid on the date of such termination.
     (b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrower for whose account such Letter of Credit is issued, extended or increased shall pay to the L/C Issuer for its own account a fronting fee equal to the percentage specified in the fee letter dated January 11, 2011, between the Administrative Agent and the U.S. Borrower (the “BMO Fee Letter”) of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each January, April, July and October, commencing on the first such date occurring after the date hereof, each Borrower shall pay for each Letter of Credit issued for its account to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit issued for such Borrower’s account that were outstanding during such quarter. In addition, each Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit issued for its account as established by the L/C Issuer from time to time. All fees payable pursuant to this Section 2.1(b) shall be paid in the currency in which the relevant Letter of Credit is issued.
     (c) Administrative Agent Fees. The U.S. Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the U.S. Borrower in the BMO Fee Letter, or as otherwise agreed to in writing between them.
Section 3. Place and Application of Payments.
     Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by each Borrower under this Agreement and the other Loan Documents, shall be made by each Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois in the case of payments by the U.S. Borrower or Toronto, Canada in the case of payments by the Canadian Borrower (or in each case such other location as the Administrative Agent may designate to the Borrowers), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in the case of Obligations denominated in U.S. Dollars, or Canadian Dollars, in the case of Obligations denominated in Canadian Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that a Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, (x) if such scheduled payment was to be made in U.S. Dollars, the Federal Funds Rate for each such day, and (y) if such scheduled payment was to be made in Canadian Dollars, the cost to the Administrative Agent of funding such amount, and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, (x) if such scheduled payment was to be made in U.S. Dollars, the U.S. Base Rate for each such day, and (y) if such scheduled payment was to be made in Canadian Dollars, the CAD Base Rate in effect for each such day.
     Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
     (a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrowers have agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
     (b) second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;
     (c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
     (d) fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
     (e) fifth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
     (f) finally, to the relevant Borrower or whoever else may be lawfully entitled thereto.
Section 4. Guaranties.
     Section 4.1. Guaranties. The payment and performance of the Obligations of the U.S. Borrower shall at all times be guaranteed by each direct and indirect existing or future Domestic Subsidiary or group of Domestic Subsidiaries of the U.S. Borrower which guaranty the payment of other Material Indebtedness of the U.S. Borrower, and the payment and performance of the Obligations of the Canadian Borrower shall at all times be guaranteed by the U.S. Borrower and by each direct and indirect existing or future Subsidiary or group of Subsidiaries of the Canadian Borrower which guaranty the payment of other Material Indebtedness of the Canadian Borrower, in each case pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”; and the U.S. Borrower in its capacity of a guarantor of the Canadian Borrower’s Obligations and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).
     Section 4.2. Further Assurances. In the event any Subsidiary is required pursuant to the terms of Section 4.1 above to become a Guarantor hereunder, the U.S. Borrower shall cause such Subsidiary to execute a Guaranty or an Additional Guarantor Supplement in the form attached as Exhibit F, and the U.S. Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at such Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
Section 5. Definitions; Interpretation.
     Section 5.1. Definitions. The following terms when used herein shall have the following meanings:
     “Acquired Business” means the entity or assets acquired by a Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a

Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or the Subsidiary is the surviving entity.
     “Adjusted LIBOR” is defined in Section 1.4(b) hereof.
     “Administrative Agent” means Bank of Montreal, in is capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.
     “Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
     “Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the facility fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

			Applicable	Applicable	Applicable
		Applicable	Margin for	Margin for	Margin for
		Margin for U.S.	Eurodollar	CAD Base Rate	CAD CDOR
		Base Rate Loans	Loans under	Loans Under	Loans under
		under revolving	Revolving	Revolving	Revolving
		credit and	Credit and	Credit and	Credit and	Applicable
	Total leverage	Reimbursement	Letter of	Reimbursement	Letter of	Margin for
	Ratio for Such	Obligations shall	credit Fee	Obligations	Credit Fee	Facility Fee
Level	Pricing Date	be:	Shall Be:	shall be:	Shall be:	Shall Be:
VI	Greater than 2.5 to 1.0	0.725%	1.725%	0.725%	1.725%	0.275%
V	Less than or equal to 2.5 to 1.0, but greater than to 2.0 to 1.0	0.525%	1.525%	0.525%	1.525%	0.225%

			Applicable	Applicable	Applicable
		Applicable	Margin for	Margin for	Margin for
		Margin for U.S.	Eurodollar	CAD Base Rate	CAD CDOR
		Base Rate Loans	Loans under	Loans Under	Loans under
		under revolving	Revolving	Revolving	Revolving
		credit and	Credit and	Credit and	Credit and	Applicable
	Total leverage	Reimbursement	Letter of	Reimbursement	Letter of	Margin for
	Ratio for Such	Obligations shall	credit Fee	Obligations	Credit Fee	Facility Fee
Level	Pricing Date	be:	Shall Be:	shall be:	Shall be:	Shall Be:
IV	Less than or equal to 2.0 to 1.0, but greater than 1.5 to 1.0	0.425%	1.425%	0.425%	1.425%	0.200%
III	Less than or equal to 1.5 to 1.0, but greater than 1.0 to 1.0	0.325%	1.325%	0.325%	1.325%	0.175%
II	Less than or equal to 1.0 to 1.0, but greater than 0.5 to 1.0	0.225%	1.225%	0.225%	1.225%	0.150%
I	Less than or equal to 0.5 to 1.0	0.125%	1.125%	0.125%	1.125%	0.125%
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the U.S. Borrower ending on or after January 31, 2011, the date on which the Administrative Agent is in receipt of the U.S. Borrower’s most recent financial statements and related compliance certificate (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders absent demonstrable error.
     “Application” is defined in Section 1.3(b) hereof.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

     “Authorized Representative” means those persons shown on the list of officers provided by each Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by any Borrower to the Administrative Agent, or any further or different officers of any Borrower so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.
     “BMO Fee Letter” is defined in Section 2.1(b).
     “Borrower” and “Borrowers” are defined in the introductory paragraph of this Agreement.
     “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Revolver Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to a Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.7 hereof.
     “Business Day” means (a) any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas, and (b) if the applicable Business Day relates to a CAD Base Rate Loan or a CAD CDOR Loan, a day of the year on which Canadian banks are open for dealings in Toronto, Ontario, Canada.
     “CAD,” “CAD$” or “Canadian Dollar” shall mean lawful money of Canada.
     “CAD Base Rate” is defined in Section 1.4(c).
     “CAD Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(c) hereof.
     “CAD CDOR Loan” means a Loan bearing interest at a rate specified in Section 1.4(c) hereof.
     “CAD Fixed Rate” is defined in Section 1.4(d).
     “Canadian Benefit Plan” means a plan, fund, program, or policy, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, fringe, incentive, supplemental, change of control or savings benefits, governed by Canadian law, under which any Borrower or one of its Subsidiaries has any liability or contingent liability with respect to any employee or former employee, but excluding any Canadian Pension Plan.
     “Canadian Pension Plan” means a pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Borrower or one of its Subsidiaries for their employees or former employees, or that any Borrower or one of its Subsidiaries have any liability or contingent liability, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
     “Canadian Reference Bank” shall mean Bank of Montreal.
     “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
     “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
     “Change of Control” means
     (a) the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), as then in effect), of shares representing more than fifty percent (50%) of the aggregate Ordinary Voting Power represented by the issued and outstanding capital stock of the U.S. Borrower; provided that the foregoing restriction shall not apply to acquisitions of capital stock by the Smucker Family so long as the acquisition by the Smucker Family of such Voting Power shall not result, directly or indirectly, in a “going private transaction” within the meaning of the 1934 Act;
     (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the U.S. Borrower by Persons who were neither (i) nominated by the board of directors of the U.S. Borrower nor (ii) appointed by directors so nominated;
     (c) the sale or transfer of all or substantially all of the assets of the U.S. Borrower, in a single transaction or a series of related transactions, to any person (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the 1934 Act, as in effect on the Closing Date) or related persons constituting a group (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the 1934 Act, as in effect on the Closing Date); or
     (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money with an outstanding principal amount in excess of $15,000,000, the result of which is to cause such Indebtedness to become due prior to its stated maturity.

     For purposes of this definition, “Ordinary Voting Power” means the aggregate voting power attributable to all shares of Voting Stock of the U.S. Borrower for purposes of electing directors of the U.S. Borrower; “Voting Stock” means shares of capital stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions); and “Smucker Family” means Timothy P. Smucker, Richard K. Smucker, Susan Smucker Wagstaff and Marcella Smucker Clark, and any member of their immediate families, heirs, legatees, descendants and blood relatives to the fifth degree of consanguinity of such individual, or any trustees or trusts (or other entity created for estate planning purposes) established for their benefit or the benefit of the members of their immediate families and lineal descendants.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
     “Collateral Account” is defined in Section 9.4 hereof.
     “Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for such Acquisition.
     “Consolidated Funded Debt” means the aggregate outstanding amount of all Debt of the U.S. Borrower and its Subsidiaries which by its terms matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor to a date one year or more from the date of the creation thereof, after eliminating all offsetting debits and credits between the U.S. Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of consolidated financial statements of the U.S. Borrower and its Subsidiaries in accordance with GAAP.
     “Consolidated Net Worth” means, at any time,
     (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock, capital stock subscribed and unissued and Preferred Stock redeemable prior to the Revolving Credit Termination Date) of the U.S. Borrower and its Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the U.S. Borrower and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, minus
     (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

     “Consolidated Total Assets” shall mean, at any time, all of the assets of the U.S. Borrower and its Subsidiaries, as determined on a consolidated basis and in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries
     “Consolidated Total Capitalization” means the sum of Consolidated Net Worth and Consolidated Funded Debt.
     “Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
     “Debt” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, and (d) all Capitalized Lease Obligations of such Person.
     “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.
     “Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Revolver Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Revolving Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to the Borrowers and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Credit Commitments.
     “Designated Disbursement Account” means, with respect to a Borrower, the account of such Borrower maintained at Fifth Third Bank and identified to the Administrative Agent in writing prior to the date hereof, or such other account as such Borrower and the Administrative Agent may otherwise agree.
     “Domestic Subsidiary” means a Subsidiary of the U.S. Borrower that is not a Foreign Subsidiary.
     “EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-cash share based compensation expense and other non-cash expenses, losses and charges (other than those representing a reserve for or actual cash item in any future period) for such period, and (e) any non-recurring charges and expenses in connection with any other Permitted Acquisitions (whether or not successful) and extraordinary losses and charges for such period, but, without the consent of the Administrative Agent, not to exceed $50,000,000 during the term of this Agreement, minus (f) all non-cash gains for such period; provided, that the EBITDA for any Acquired Business acquired by any Borrower or any Subsidiary pursuant to a Permitted Acquisition (including operating or other expense reductions and adjustments permitted by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness for Borrowed Money in connection therewith incurred as of the first day of such period), and provided further that the EBITDA for any entity sold by any Borrower or any Subsidiary shall deducted on a pro forma basis for such period (assuming the consummation of such sale or other disposition occurred on the first day of such period).
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate (engaged in the business of making commercial loans) of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Guarantor or any of any Borrower’s or such Guarantor’s Affiliates or Subsidiaries.
     “Eligible Line of Business” means any business that is substantially the same as or similar to, or complementary to, one or more of the principal businesses of the U.S. Borrower and its Subsidiaries (it being understood and agreed that any business or property which is in the food and beverage industry shall constitute an Eligible Line of Business), such that if the U.S.

Borrower and its Subsidiaries engaged in such line of business, the general nature of the U.S. Borrower and its Subsidiaries taken as a whole would not be substantially changed.
     “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Law” means any current or future obligation under common law or any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto and any regulations or rulings promulgated thereunder, in each case as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414 of the Code.
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
     “Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

     “Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.
     “Event of Default” means any event or condition identified as such in Section 9.1 hereof.
     “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such provisions).
     “Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of U.S. Base Rate appearing in Section 1.4(a) hereof.
     “Folgers” means The Folgers Coffee Company, a Delaware corporation.
     “Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided that with respect to the Canadian Borrower GAAP shall mean generally accepted accounting principles in Canada as approved by the Canadian Institute of Chartered Accountants in effect from time to time.
     “Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.
     “Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.
     “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
     “Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.
     “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which is actively opposed by the Board of Directors of such Person (or by similar governing body if such Person is not a corporation).
     “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit and bankers’ acceptances whether or not representing obligations for borrowed money.
     “IRS” means the United States Internal Revenue Service.
     “Intercreditor Agreement” means that certain Third Amended and Restated Intercreditor Agreement dated as of June 11, 2010, among the Administrative Agent, on behalf of the Lenders, and the holders of the Borrowers’ notes described therein, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms thereof.
     “Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrowers, the ratio of EBITDA of the Borrowers and their Subsidiaries as of the last day of such fiscal quarter to Interest Expense payable in cash of the Borrowers and their Subsidiaries, in each case for the period of four fiscal quarters then ended.
     “Interest Expense” means, with reference to any period, the sum of all interest charges of the Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any U.S. Base Rate Loan and CAD Base Rate Loan (other than Swing Loans), the last day of every January, April, July and October and on the maturity date, (c) with respect to any CAD CDOR Loan, the last day of each Interest Period with respect to such CAD CDOR Loan and on the maturity date and, if the Interest Period is longer than 90 days, on each day occurring every 90 days after the commencement of such Interest Period, and (d) as to any Swing Loan, bearing interest by reference to the U.S. Base Rate or the CAD Base Rate, the last day of every calendar month, and on the maturity date.
     “Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans or CAD CDOR Loans is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter, and (b) in the case of a CAD CDOR Loan, 1, 2, 3 or 6 months thereafter, provided, however, that:
     (i) no Interest Period shall extend beyond the scheduled final maturity date of the relevant Loans;
     (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
     (iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     “L/C Issuer “ means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.
     “L/C Obligations” means the U.S. Dollar Equivalent of the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
     “L/C Sublimit” means U.S.$50,000,000, as may be reduced pursuant to the terms hereof.
     “Lead Arrangers” means BMO Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or any directive, policy or guideline of any Governmental Authority having the force of law or other requirement of any Governmental Authority, whether federal, state, or local.
     “Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each Person that becomes a Lender pursuant to

Section 1.2, each assignee Lender pursuant to Section 13.12 hereof and, unless the context otherwise requires, the Swing Line Lender.
     “Lending Office” is defined in Section 10.4 hereof.
     “Letter of Credit” is defined in Section 1.3(a) hereof.
     “LIBOR” is defined in Section 1.4(b) hereof.
     “Lien” means any mortgage, lien, security interest, pledge, hypothec, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement and any trust that secures payment of an obligation.
     “Loan” means any Revolving Loan or Swing Loan, whether outstanding as a U.S. Base Rate Loan, Eurodollar Loan, CAD Base Rate Loan or CAD CDOR Loan or otherwise, each of which is a “type” of Loan hereunder.
     “Loan Documents” means this Agreement, the Notes (if any), the Applications, the Guaranties, and each other instrument or document to be delivered by a Loan Party hereunder or thereunder or otherwise in connection therewith.
     “Loan Party” means each Borrower and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, financial condition, operations, assets or Properties of the Borrowers and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.
     “Material Indebtedness” means any Indebtedness for Borrowed Money with an individual principal balance in excess of U.S.$100,000,000.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 400l(a)(3) of ERISA that is subject to Title IV of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Income” means, with reference to any period, the net income (or net loss) of the Borrowers and their Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which any Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to any Borrower or any of its Subsidiaries during such period.
     “Note” and “Notes” each is defined in Section 1.11 hereof.
     “Obligations” means, with respect to any Borrower, all obligations of such Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of such Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
     “OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
     “OFAC Event” means the event specified in Section 8.15 hereof.
     “OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.
     “OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
     “Original Dollar Amount” means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Loan denominated in Canadian Dollars, the U.S. Dollar Equivalent of such Loan on the day it is advanced or continued for an Interest Period.
     “Participating Interest” is defined in Section 1.3(e) hereof.
     “Participating Lender” is defined in Section 1.3(e) hereof.
     “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
     (a) the Acquired Business is in an Eligible Line of Business;
     (b) the Acquisition shall not be a Hostile Acquisition;
     (c) if a new Domestic Subsidiary is formed or acquired as a result of or in connection with the Acquisition and such Domestic Subsidiary is required to provide a Guaranty under Section 4 hereof, the relevant Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;
     (d) after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.20 hereof on a pro forma basis; and
     (e) if the Consideration paid for such Acquisition is in excess of One Hundred Million Dollars ($100,000,000), Borrowers shall have provided to Administrative Agent and the Lenders, at least ten (10) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the U.S. Borrower and its Subsidiaries accompanied by a certificate of a financial officer of U.S. Borrower showing pro forma compliance with Section 8.20 hereof, both before and after the proposed Acquisition.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is subject to ERISA and is established solely by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Preferred Stock” means any class of capital stock of the U.S. Borrower that is preferred over any other class of capital stock of the U.S. Borrower as to the payment of dividends or the payment of any amount upon liquidation or dissolution of the U.S. Borrower.
     “Premises” means the real property owned or leased by any Borrower or any Subsidiary.
     “Priority Debt” means all Debt of Subsidiaries other than (a) any such indebtedness held by a Borrower or another Subsidiary, (b) any such indebtedness of a Subsidiary that is a Guarantor or (c) any Obligations of the Canadian Borrower under the Loan Documents.

     “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
     “Reimbursement Obligation” is defined in Section 1.3(c) hereof.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.
     “Revaluation Date” means, with respect to any Letter of Credit denominated in Canadian Dollars, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last day of each calendar month, and (d) each additional date as the Administrative Agent or the Required Lenders shall specify.
     “Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate Original Dollar Amount of all Revolving Loans and L/C Obligations then outstanding.
     “Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.1, 1.3 and 1.7 hereof.
     “Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate U.S.$600,000,000 on the date hereof.
     “Revolving Credit Termination Date” means January 31, 2016, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

     “Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a U.S. Base Rate Loan, a Eurodollar Loan, a CAD Base Rate Loan or a CAD CDOR Loan, each of which is a “type” of Revolving Loan hereunder.
     “Revolving Note” is defined in Section 1.11 hereof.
     “S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.
     “Specified Subsidiaries” means the Canadian Borrower, the Guarantors, Smucker Sales and Distribution Company and Smucker Services Company.
     “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the U.S. Borrower or of any of its direct or indirect Subsidiaries.
     “Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.7 hereof.
     “Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.12 hereof.
     “Swing Line Sublimit” means $20,000,000, as may be reduced pursuant to the terms hereof.
     “Swing Loan” and “Swing Loans” each is defined in Section 1.7 hereof.
     “Swing Note” is defined in Section 1.11 hereof.
     “Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication), after eliminating all offsetting debits and credits between the U.S. Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of consolidated financial statements of the U.S. Borrower and its Subsidiaries in accordance with GAAP, of (a) all Indebtedness for Borrowed Money of the U.S. Borrowers and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the U.S. Borrower or any of its Subsidiaries or which the U.S. Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the U.S. Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.
     “Total Leverage Ratio” means, as of the last day of any fiscal quarter of the U.S. Borrower, the ratio of Total Funded Debt of the U.S. Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the U.S. Borrower and its Subsidiaries for the period of four fiscal quarters then ended, determined on a consolidated basis in accordance with GAAP.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities over the value of assets of the Pension Plan. For this purpose, the benefit liabilities of a Pension Plan for a plan year shall be the Pension Plan’s “funding target” determined under Section 430(d)(1) of the Code (without regard to Section 430(i)(1) of the Code) for the plan year, and the value of the assets for such plan year shall be such value as is used pursuant to Section 430 of the Code for purposes of determining the annual contribution requirements with respect to the Pension Plan for such plan year.
     “Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.
     “U.S. Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.
     “U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, (b) in relation to any Obligation or Letter of Credit denominated in Canadian Dollars, (i) the amount of U.S. Dollars which would be realized by converting Canadian Dollars into U.S. Dollars at the exchange rate determined by the Administrative Agent, at approximately 12:00 Noon (Toronto time) on to the date on which a computation thereof is required to be made, and (ii) in the case of L/C Obligations, on any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for Canadian Dollars.
     “U.S. Dollars,” “U.S.$” and “$” each means the lawful currency of the United States of America.
     “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
     “Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any Borrower and/or one or more Wholly-owned Subsidiaries or any Borrower within the meaning of this definition.
     Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. References to “knowledge” of a Loan Party or other Person means the actual knowledge of officers of such Person with responsibility for the relevant subject matter.
     Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrowers and their Subsidiaries shall be the same as if such change had not been made. No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
Section 6. Representations and Warranties.
     Each Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:
     Section 6.1. Organization and Qualification. Each Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, has the corporate or other organizational power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     Section 6.2. Subsidiaries. Each of the Specified Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has the corporate or other organizational power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies as of the date hereof each of the Specified Subsidiaries, the jurisdiction of its organization, its registered office (if it is a Canadian organization), and, other than with respect to the U.S. Borrower, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by each Borrower and the other Subsidiaries.
     Section 6.3. Authority and Validity of Obligations. Each Borrower has the corporate and other organizational authority to enter into this Agreement and the other Loan Documents executed by it, to make the Borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Loan Party have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Loan Party enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law except to the extent such contravention or default would not reasonably be expected to have a Material Adverse Effect, (b) contravene any material judgment, injunction, order or decree binding upon any Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party, (c) contravene or constitute a default under any indenture or agreement for Material Indebtedness of any Loan Party, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party.
     Section 6.4. Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Revolving Credit to refinance existing indebtedness, for their general corporate and working capital purposes (including Acquisitions), and to fund certain fees and expenses relating to the Agreement and the transactions contemplated hereby. Neither any Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of any Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.
     Section 6.5. Financial Reports. The consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at April 30, 2010, and the related consolidated statements of income, retained earnings and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at October 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the U.S. Borrower and its Subsidiaries for the 6 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the U.S. Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.
     Section 6.6. No Material Adverse Change. Since April 30, 2010, there has been no material adverse change in the business, financial condition, operations, assets or Properties of the Borrowers and their Subsidiaries taken as a whole.
     Section 6.7. Full Disclosure. The statements and written information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the U.S. Borrower or any Subsidiary with the Securities and Exchange Commission), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the material statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, and other forward-looking statements, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.
     Section 6.8. Trademarks, Franchises, and Licenses. Each Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.
     Section 6.9. Governmental Authority and Licensing. Each Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, provincial, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, would reasonably be expected to result in revocation or denial of any material license, permit or approval, and which revocation or denial would reasonably be expected to result in a Material Adverse Effect is pending or threatened in writing.
     Section 6.10. Good Title. Each Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent audited consolidated balance sheet of such Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

     Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending or threatened in writing, against any Borrower or any Subsidiary or any of their Property which is reasonably likely to be adversely determined, and if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 6.12. Taxes. All income and other material tax returns required to be filed by each Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon such Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or which failure to pay would not reasonably be expected to result in a Material Adverse Effect. No Borrower knows of any proposed material additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts that would reasonably be expected to result in a Material Adverse Effect. Adequate provisions in accordance with GAAP for taxes on the books of each Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.
     Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower or any Subsidiary of any Loan Document, except those that have been obtained and remain in full force and effect or which are not required to be made or obtained as of each time this representation is made or deemed made.
     Section 6.14. Investment Company. Neither any Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 6.15. Benefit Plans. (a) ERISA. (i) Each Plan is in compliance with the applicable provisions of ERISA, the Code and applicable Federal laws except for any such noncompliance that would not result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Borrower, nothing has occurred which would reasonably be expected to cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (ii) There are no pending or, to the knowledge of any Borrower, overtly threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (iii) (A) No ERISA Event has occurred or is reasonably expected to occur that would have a Material Adverse Effect; (B) as of the first day of the most recent plan year of a Pension Plan for which the sponsor of the Pension Plan has received an actuarial valuation report, no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (C) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect; (D) neither any the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (E) neither any Borrower nor any ERISA Affiliate has knowingly engaged in a transaction that would be reasonably expected to be subject to Section 4069 or 4212(c) of ERISA.
     (b) Canadian Pension Plan and Benefit Plans. Schedule 6.15(b) hereto lists as of the date hereof all Canadian Benefit Plans and Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. Each Borrower and its Subsidiaries have complied with and performed all of their statutory obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof each of the Canadian Benefit Plans is either fully funded or fully insured. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof there are no outstanding actions or suits concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof neither the Canadian Borrower or its Subsidiaries have any liability in respect of a multi-employer pension plan as that term is defined in the relevant Canadian pension legislation. Except as set forth on Schedule 6.15(b) hereto, as of the date hereof each of the Canadian Pension Plans is fully funded on a going concern basis or solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities or commissioned at the request of any Borrower or its Subsidiaries and which are consistent with generally accepted actuarial principles).
     Section 6.16. Compliance with Laws. Each Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, provincial and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with

Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state, provincial or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 6.17. OFAC. (a) Each Borrower is in compliance with the requirements of all United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Program) applicable to it, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) each Subsidiary of each Borrower is in compliance with the requirements of all United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Program) applicable to such Subsidiary, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) each Borrower has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding such Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable United States and Canadian export control, trade and commerce laws, (including without limitation the OFAC Sanctions Program), and (d) to the Borrowers’ knowledge, neither such Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.
     Section 6.18. Other Agreements. Neither Borrower nor any Loan Party is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default would reasonably be expected to have a Material Adverse Effect.
     Section 6.19. Solvency. (a) U.S. Borrower. The U.S. Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
     (b) Canadian Borrower. Canadian Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Canadian Borrower has incurred to the Administrative Agent and the Lenders. Canadian Borrower is not insolvent as defined in any applicable state, provincial, federal, municipal or relevant foreign statute, nor will Canadian Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. Canadian Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. Canadian Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

     Section 6.20. No Default. No Default or Event of Default has occurred and is continuing immediately after the execution and delivery hereof.
Section 7. Conditions Precedent.
     Section 7.1. All Credit Events. At the time of each Credit Event hereunder:
     (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date, provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects;
     (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
     (c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and
     (d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
     Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower making such request on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of any Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.
     Section 7.2. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of all of the following conditions precedent:
     (a) the Administrative Agent shall have received this Agreement duly executed by the Borrowers, the Guarantors, and the Lenders;

     (b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of each Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;
     (c) the Administrative Agent shall have received copies of each Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or individual holding a comparable position);
     (d) the Administrative Agent shall have received copies of resolutions (or equivalent authorizations) of each Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;
     (e) the Administrative Agent shall have received copies of the certificates of good standing (or equivalent instrument) for each Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state (or equivalent) of its incorporation or organization;
     (f) the Administrative Agent shall have received a list of each Borrower’s Authorized Representatives;
     (g) the Administrative Agent shall have received payment of all fees payable on the Closing Date to the Administrative Agent pursuant to the BMO Fee Letter;
     (h) the Administrative Agent shall have received payment of all fees payable on the Closing Date to the Lead Arrangers and the Lenders (including upfront fees for the Lenders) pursuant to the Arrangers’ Fee Letter dated January 4, 2011, among the U.S. Borrower, the Lead Arrangers and Bank of America, N.A.;
     (i) the U.S. Borrower shall have paid all fees and expenses (including without limitation all fees and expenses of U.S. counsel and Canadian counsel to the Administrative Agent) of the Administrative Agent incurred in connection with this Agreement and the transactions contemplated hereby for which an invoice has been submitted to the U.S. Borrower;
     (j) the Administrative Agent shall have received a summary of the results of searches against the current name of the Canadian Borrower (as confirmed by a certificate of compliance) conducted under the Personal Property Security Act in effect in the provinces of Ontario and Alberta (collectively, the “PPSA”), the Register of Personal and Movable Real Rights (Quebec), the Execution Act in the provinces of Ontario, Alberta and Quebec, the Bank Act (Canada) in the provinces of Ontario, Quebec and

Alberta and the Bankruptcy and Insolvency Act (Canada), evidencing the absence of Liens on its property except as permitted by Section 8.8 hereof;
     (k) no material adverse change in the business, financial condition, operations, assets or Properties of the Borrowers and their Subsidiaries taken as a whole shall have occurred since April 30, 2010;
     (l) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the U.S. Borrower and each Domestic Subsidiary which is a Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;
     (m) the Administrative Agent shall have received the favorable written opinion of counsel to each Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent;
     (n) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the U.S. Borrower to the extent not already delivered pursuant to the Original Credit Agreement;
     (o) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date, provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects (and the Borrowers’ execution and delivery of this Agreement shall constitute a representation and warranty that the condition precedent contained in this subsection (o) has been satisfied on the date of this Agreement) ;
     (p) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the execution and delivery hereof by the Borrowers (and the Borrowers’ execution and delivery of this Agreement shall constitute a representation and warranty that the condition precedent contained in this subsection (p) has been satisfied on the date of this Agreement); and
     (q) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may have reasonably requested at least two Business Days in advance of the Closing Date.
Section 8. Covenants.
     Each Borrower agrees that, so long as any credit is available to or in use by any Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

     Section 8.1. Maintenance of Business. Each Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10 hereof. Each Borrower shall, and shall cause each Subsidiary to, take all reasonable actions to preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.
     Section 8.2. Maintenance of Properties. Each Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), provided that the Borrowers and their Subsidiaries may discontinue the operations and maintenance of their properties if such discontinuance is desirable in the conduct of their business and such discontinuance would not reasonably be expected to have a Material Adverse Effect.
     Section 8.3. Taxes and Assessments. Each Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves in accordance with GAAP are provided therefor or to the extent that such failure would not reasonably be expected to result in a Material Adverse Effect.
     Section 8.4. Insurance. Each Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks as and to the extent usually insured by Persons similarly situated and conducting similar businesses.
     Section 8.5. Financial Reports. The U.S. Borrower shall, and shall cause each Subsidiary to, maintain true and complete books of record and account, in which appropriate entries in conformity with GAAP in accordance with customary business practice shall be made; and shall furnish to the Administrative Agent such information respecting the business and financial condition of the U.S. Borrower and its Subsidiaries as the Administrative Agent may reasonably request; and without any request, shall furnish to the Administrative Agent, the Lenders, and L/C Issuer:
     (a) as soon as available, and in any event no later than 45 days after the last day of the first three fiscal quarters of each fiscal year of the U.S. Borrower, a copy of the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, changes in shareholders’ equity, and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the U.S. Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the U.S. Borrower acceptable to the Administrative Agent;
     (b) as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the U.S. Borrower, a copy of the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the U.S. Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the U.S. Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
     (c) notice of any Change of Control;
     (d) promptly after knowledge thereof of any Borrower, written notice of (i) any pending litigation or governmental or arbitration proceeding or labor controversy against any Borrower or any Subsidiary or any of their Property which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and
     (e) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrowers or another officer of the Borrowers acceptable to the Administrative Agent to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by any Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 hereof.
Delivery within period specified above in clauses (a) and (b) of the U.S. Borrower’s quarterly report on Form 10-Q (with respect to clause (a)) or annual report on Form 10-K (with respect to clause (b)), in each case, prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to have satisfied the requirements of clause (a) or (b) above, as applicable. The U.S. Borrower will be deemed to have made such delivery it has timely made such Form 10-Q or 10-K, as applicable, available on “EDGAR” and on its homepage on the worldwide web (at the date of this Agreement located at www.smucker.com) and shall have given the Administrative Agent prior notice (which shall contain an electronic link to the location on EDGAR or the U.S. Borrower’s homepage on the worldwide web where such forms are located) of such availability on EDGAR and on its home page in connection with each delivery. The Borrowers may comply with the requirements of the other clauses of this Section 8.5 by publishing such statements and reports on its internet web site or another accessible electronic database and giving the Administrative Agent notice (which shall contain an electronic link to the location on EDGAR or the U.S. Borrower’s homepage on the worldwide web where such forms are located) thereof.
     Section 8.6. Inspection. Each Borrower shall, and shall cause each Loan Party to, permit the Administrative Agent and the L/C Issuer (if there are any Letters of Credit outstanding), and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, its officers having responsibility for the matters being discussed and independent public accountants (and by this provision each Borrower hereby authorizes such accountants to discuss with the Administrative Agent and L/C Issuer the finances and affairs of such Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate and, so long as no Event of Default exists, with reasonable prior notice to the relevant Borrower.
     Section 8.7. Borrowings and Guaranties. No Borrower shall, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Debt, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person (including any Borrower or Subsidiary) in respect of Debt, or otherwise agree to provide funds for payment of the obligations of another in respect of Debt, or supply funds thereto or invest therein or otherwise assure a creditor in respect of Indebtedness for Borrowed Money of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another; provided, however, that the foregoing shall not restrict nor operate to prevent:
     (a) the Obligations of the Borrowers and the Guarantors owing to the Administrative Agent and the Lenders (and their Affiliates);
     (b) obligations of any Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
     (c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
     (d) intercompany advances from time to time owing by any Subsidiary to any Borrower or another Subsidiary or by any Borrower to a Subsidiary in and guarantees and similar undertakings by a Borrower or a Subsidiary in respect of such obligations of any other Borrower or Subsidiary;
     (e) Debt and guaranties outstanding (or commitments existing) on the date hereof and listed on Schedule 8.7 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Debt and guaranties is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (f) Debt of any Person that becomes a Subsidiary of a Borrower after the date hereof in accordance with the terms of Section 8.9, which Debt is existing at the time such Person becomes a Subsidiary of a Borrower (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary of a Borrower);
     (g) Priority Debt in an aggregate amount not to exceed 15% of Consolidated Total Capitalization as of the most recently ended fiscal quarter of the U.S. Borrower at any time; and
     (h) indebtedness of the U.S. Borrower, the Canadian Borrower or any Subsidiary Guarantor not otherwise permitted by this Section, provided that after the incurrence thereof the U.S. Borrower is in compliance on a pro forma basis with Section 8.20(a) hereof.
     Section 8.8. Liens. No Borrower shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:
     (a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under (i) ERISA or (ii) any Canadian federal and provincial pension laws unless such Lien arises or persists in the normal course of the funding or administration of a Canadian Pension Plan incompliance with applicable law), good faith cash deposits in connection with tenders, contracts or leases to which any Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money;
     (b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business;
     (c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

     (d) any interest or title of a lessor under any operating lease;
     (e) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any Subsidiary;
     (f) Liens existing on the date hereof and any renewals or extensions thereof, provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.7(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.7(e);
     (g) Liens on Property of a Person existing at the time such Person is merged into or consolidated with a Borrower or any Subsidiary of a Borrower or becomes a Subsidiary of a Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary, and the applicable Indebtedness for Borrowed Money secured by such Lien is permitted under Section 8.7(f);
     (h) reservations and exceptions relating to Property in Canada contained or implied by statute in the original disposition from the Crown in right of Canada and grants made by the Crown in right of Canada of interests so reserved or accepted;
     (i) Liens securing intercompany advances permitted by Section 8.7(d) to the extent solely in favor of a Borrower or a Subsidiary; and
     (j) Liens not otherwise permitted hereby securing indebtedness permitted by this Section 8.8, provided that the aggregate principal amount of Priority Debt plus (without duplication) the aggregate principal amount of indebtedness secured by a Lien pursuant to this clause (j) will not exceed 15% of Consolidated Total Capitalization as of the most recently ended fiscal quarter of the U.S. Borrower at any time.
     Section 8.9. Acquisitions; Intercompany Investments, Loans and Advances. No Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Borrower or Subsidiary, or acquire all or substantially all of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:
     (a) each Borrower’s investments from time to time in its Subsidiaries (including the formation of new subsidiaries), and investments made from time to time by a Subsidiary in one or more of its Subsidiaries (including the formation of new subsidiaries);
     (b) intercompany advances made from time to time by any Borrower or a Subsidiary to another Borrower or Subsidiary or by a Subsidiary to a Borrower; and
     (c) Permitted Acquisitions.
     Section 8.10. Mergers, Consolidations and Sales. No Borrower shall, nor shall it permit any Subsidiary to, be a party to any merger, amalgamation, consolidation, arrangement or reorganization or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction other than in the ordinary course of business; provided, however, that this Section shall not apply to nor operate to prevent:
     (a) the sale, transfer, lease or other disposition of Property of (i) any Borrower and any Wholly owned Subsidiary to one another and (ii) any Borrower or Subsidiary to another for fair value;
     (b) the sale, transfer, lease or other disposition of Property of any Subsidiary that is neither a Borrower nor a Guarantor and any other Subsidiary that is neither a Borrower nor a Guarantor to one another;
     (c) any Subsidiary may merge or amalgamate with (i) a Borrower, provided that (A) if the Subsidiary is merging with the US Borrower, such Borrower shall be the continuing or surviving Person and (B) if such Subsidiary is amalgamating with the Canadian Borrower, the amalgamated corporation resulting from such amalgamation shall deliver a written confirmation to the Administrative Agent confirming that it is subject to all of the Obligations of the Canadian Borrower hereunder, or (ii) any one or more other Subsidiaries, provided that when any Wholly owned Subsidiary is merging or amalgamating with another Subsidiary, the Wholly owned Subsidiary shall be the continuing or surviving Person;
     (d) in connection with any acquisition permitted under Section 8.9, any Borrower and any Subsidiary of a Borrower may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it; provided that the Person surviving such merger, amalgamation or consolidation shall be a Borrower or a Subsidiary of such Borrower, or in the case of the Canadian Borrower, the amalgamated corporation resulting from such amalgamation shall deliver a written confirmation to the Administrative Agent confirming that it is subject to all of the Obligations of the Canadian Borrower hereunder;
     (e) sale, transfer or other disposition of any equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such replacement property;

     (f) non-exclusive licenses of intellectual property rights;
     (g) any Subsidiary may dissolve, liquidate or otherwise terminate its existence, or may reincorporate or reorganize in another jurisdiction, if the U.S. Borrower determines that such action is consistent with the interests of the U.S. Borrower and its Subsidiaries taken as a whole; and
     (h) any Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of any assets to any Person so long as (i) such disposition is for fair market value (as determined by such Borrower or Subsidiary); and (ii) the aggregate amount of all such dispositions pursuant to this subsection (g) for all of the Borrowers and Subsidiaries does not exceed, for the most recently completed four fiscal quarters of U.S. Borrower, an amount equal to fifteen percent (15%) of Consolidated Total Assets for the most recently completed fiscal year of U.S. Borrower; provided, however, that if the proceeds hereof are intended to be used to repay Indebtedness for Borrowed Money or to acquire property useful in the business of the U.S. Borrower and its Subsidiaries within three hundred sixty-five (365) days, then such sale, lease, transfer or other disposition shall be excluded for the purposes of determining compliance with this clause (g) or hereof.
     Section 8.11. Dividends and Certain Other Restricted Payments. No Borrower shall, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, (collectively referred to herein as “Restricted Payments”); provided, however, that (a) the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary to any other Subsidiary or to a Borrower, and (b) the U.S. Borrower may declare or pay any Restricted Payment so long as both immediately prior to and after such declaration or payment no Event of Default shall exist.
     Section 8.12. Benefit Plans. (a) ERISA. Each Borrower shall, and shall cause each ERISA Affiliate to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its Property and have a Material Adverse Effect. Each Borrower shall, and shall cause ERISA Affiliate to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any Reportable Event with respect to a Pension Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Pension Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Pension Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by such Borrower or any ERISA Affiliate of any liability, fine or penalty, or any increase in the contingent liability of such Borrower or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit, that, in any such case, would reasonably be expected to have a Material Adverse Effect.

     (b) Canadian Pension Plans and Benefit Plans.
     (i) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Borrower and its Subsidiaries shall in a timely fashion comply with and perform in all material respects all of their statutory obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).
     (ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by any Borrower or its Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws. Each Borrower and its Subsidiaries shall also ensure that within 30 days after (A) the timely filing of an actuarial valuation report required to be filed under Canadian pension legislation, or (B) the rendering of an actuarial valuation report commissioned at the request of any Borrower or its subsidiaries (a “New Valuation Report”), which New Valuation Report identifies a going concern or solvency deficit (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and with generally accepted actuarial principles) that is greater than the corresponding going concern or solvency deficit disclosed in Schedule 6.15(b) (the “Increased Deficit”), where such Increased Deficit would reasonably be expected to have a Material Adverse Effect, the difference between the Increased Deficit and the corresponding deficit disclosed in Schedule 6.15 shall be liquidated so as to bring the level of such deficit to a level equal to any corresponding deficit disclosed in Schedule 6.15(b).
     (iii) Except as disclosed in Schedule 6.15(b), where it would reasonably be expected to have a Material Adverse Effect, (i) no Canadian Benefit Plans shall be an unfunded or self-insured plan; and (ii) no Borrower or Subsidiary shall increase its unfunded position in respect of such Canadian Benefit Plan disclosed in 6.15(b)
     (iv) Except as disclosed in Schedule 6.15(b), no Borrower or any of their Subsidiaries shall have any liability in respect of a multi-employer pension plan as that term is defined in the relevant Canadian pension legislation.
     (v) Each Borrower or its Subsidiary shall deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority or as commissioned by such Borrower or its Subsidiary; (B) promptly after receipt thereof, a copy of any material claim direction, order, notice, ruling or opinion that any Borrower or any Subsidiary may receive from any applicable Governmental Authority or other claimant except for regular claims for benefits with respect to any Canadian Pension Plan or Canadian Benefit Plan; and (C) notification within thirty (30) days of any increases having a cost to any Borrower or any Subsidiary in excess of Five Million Dollars ($5,000,000) per annum in the aggregate, in respect of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Borrower or any Subsidiary was not previously contributing.
     Section 8.13. Compliance with Laws. Each Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
     Section 8.14. Compliance with OFAC Sanctions Programs. (a) Each Borrower shall at all times comply with the requirements of all United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Programs) applicable to such Borrower and shall cause each of its Subsidiaries to comply with the requirements of all United States and Canadian export control, trade and commerce laws applicable to such Subsidiary, except in each case where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (b) Each Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding such Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Programs); subject however, in the case of Affiliates, to such Borrower’s ability to provide information applicable to them.
     (c) If any Borrower obtains actual knowledge or receives any written notice that such Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Programs), and each Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the United States and Canadian export control, trade and commerce laws (including without limitation the OFAC Sanctions Programs) (including the freezing and/or blocking of assets and reporting such action to OFAC).
     Section 8.15. Burdensome Contracts With Affiliates. Except as otherwise permitted hereunder, no Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are, taken as a whole, materially less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided however that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of any Borrower or any of their Subsidiaries or an Affiliate, (b) any transaction between a Borrower or a Guarantor and an Affiliate that is a Borrower or a Guarantor which the U.S. Borrower reasonably determines in good faith is beneficial to the U.S. Borrower and is Subsidiaries taken as a whole and which is not entered into for the purpose of hindering the exercise by the Administrative Agent or the Lenders of any rights or remedies under this Agreement, (c) any employment agreement, employee benefit plan, stock option plan, officer and director indemnification agreement or any similar arrangement entered into by any Borrower or any Subsidiary in the ordinary course of business, or (d) loans to employees or officers in the ordinary course of business.
     Section 8.16. No Changes in Fiscal Year. The fiscal year of the Borrowers and their Subsidiaries ends on April 30 of each year; and no Borrower shall, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.
     Section 8.17. Change in the Nature of Business. No Borrower shall, nor shall it permit any Subsidiary to, engage in any material line of business if as a result thereof the general nature of the business conducted by the U.S. Borrower and its Subsidiaries would be substantially changed from the general nature of the business conducted by the U.S. Borrower and its Subsidiaries on the date hereof (it being understood and agreed that any business which is in the food and beverage industry shall not violate this Section 8.17).
     Section 8.18. Use of Proceeds. Each Borrower shall use the credit extended to it under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.
     Section 8.19. No Restrictions. Except as provided herein, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Borrower or any other Subsidiary, (b) pay any indebtedness owed to a Borrower or any other Subsidiary, (c) make loans or advances to any Borrower or any other Subsidiary, (d) transfer any of its Property to any Borrower or any other Subsidiary, or (e) guarantee the Obligations as required by the Loan Documents, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreement entered into in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness for Borrowed Money of any Borrower or any of their Subsidiaries, or any Capital Lease, of any Borrower or any Subsidiary to the extent such restrictions shall only restrict the transfer of the Property subject to such agreement, mortgage or Capital Lease.

     Section 8.20. Financial Covenants. (a) Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrowers, the Borrowers shall not permit the Total Leverage Ratio to be greater than 3.5 to 1.
     (b) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrowers, the Borrowers shall not permit the Interest Coverage Ratio to be less than 3.5 to 1.
     Section 8.21. Other Covenants. In the event that after the date hereof any Borrower or any Guarantor shall enter into, or shall have entered into, any agreement regarding Indebtedness for Borrowed Money in a principal amount in excess of $100,000,000, which contain Financial Covenants that are not contained herein or that are more restrictive than the Financial Covenants set forth herein, then the Borrowers and the Guarantors shall be bound hereunder by such more restrictive Financial Covenants with the same force and effect as if such covenants were written herein. For purposes of this Section 8.21, “Financial Covenant” means any covenant or equivalent provision (including, without limitation, any default or event of default provision and definitions of defined terms used therein) requiring the U.S. Borrower (a) to maintain any level of financial performance (including, without limitation, a specified level of net worth, total assets, cash flow or net income), (b) not to exceed any maximum level of indebtedness, (c) to maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth), or (d) to maintain any measure of its ability to service its indebtedness (including, without limitation, falling below any specified ratio of revenues, cash flow or net income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).
Section 9. Events of Default and Remedies.
     Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
     (a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;
     (b) default in the observance or performance of any covenant set forth in Sections 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.15, 8.17, 8.18, 8.19 or 8.20 hereof;
     (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to any Borrower by the Administrative Agent;
     (d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
     (e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;
     (f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by any Borrower or any Subsidiary aggregating in excess of $60,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
     (g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $60,000,000 (except to the extent fully covered by insurance), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
     (h) an ERISA Event occurs with respect to a pension benefit plan, a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would be expected to result in a Material Adverse Effect;
     (i) any Change of Control shall occur;
     (j) any Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, the Bankruptcy and Insolvency Act (Canada), as amended, or the Companies Creditors Arrangement Act (Canada), as amended, or the Winding-Up and Restructuring Act (Canada), as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, receiver and manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it,

(vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith and with continued due diligence any appointment or proceeding described in Section 9.1(k) hereof;
     (k) a custodian, receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Borrower or any Subsidiary, and such appointment is not immediately contested in good faith and with continued due diligence continues undischarged or such proceeding is not immediately contested in good faith and with continued due diligence and continues undismissed or unstayed for a period of 60 days; or
     (l) The Canadian Borrower shall fail to make a payment pursuant to a requirement from the Canada Revenue Agency pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317 or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by the Administrative Agent or any Lender and is not satisfied by the Canadian Borrower or withdrawn within 10 days.
     Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to any Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrowers: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that each Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit issued for such Borrower’s account hereunder, and each Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by such Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require such Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to any Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
     Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to any Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and each Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit issued for such Borrower’s account hereunder, each Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by such Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require such Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
     Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit issued for the account of a Borrower hereunder is required under Section 1.9(b), Section 1.15, Section 9.2 or Section 9.3 above, such Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
     (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit issued for the account of the Borrower that made such prepayment then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations of such Borrower. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the relevant Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if any Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.9(b) and Section 1.15 hereof, if any, at the request of such Borrower the Administrative Agent shall release to such Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists and, in the case of Section 1.15 hereof, the Defaulting Lender Period with respect to the relevant Defaulting Lender has terminated, and (ii) if any Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Revolving Credit Commitments, Loans or other Obligations remain outstanding, at the request of such Borrower the Administrative Agent shall release to such Borrower any remaining amounts prepaid by such Borrower that are held in the Collateral Account.

     Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
Section 10. Change in Circumstances.
     Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines or directives in connection therewith (the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date hereof), or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or CAD CDOR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans or CAD CDOR Loans. Each Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans or CAD CDOR Loans made to it, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the U.S. Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of U.S. Base Rate Loans from such Lender, and the Canadian Borrower may then elect to borrow the principal amount of the affected CAD CDOR Loans from such Lender by means of a CAD Base Rate Loan from such Lender, which Loans shall not be made ratably by the Lenders but only from such affected Lender.
     Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR or CDOR Fixed Rate. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans or CAD CDOR Loans:
     (a) the Administrative Agent determines that deposits in U.S. Dollars or Canadian Dollars (in the applicable amounts) are not being offered to it in the interbank market for such Interest Period, or that by reason of circumstances affecting the relevant interbank market adequate and reasonable means do not exist for ascertaining the applicable LIBOR or CDOR Fixed Rate, or
     (b) the Required Lenders advise the Administrative Agent that (i) LIBOR or CDOR Fixed Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans or CAD CDOR Loans, respectively, for such Interest Period or (ii) that the making or funding of Eurodollar Loans or CAD CDOR Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans or CAD CDOR Loans, as applicable, shall be suspended.

     Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation (and for purposes of this Agreement, the Dodd-Frank Act is deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, CAD CDOR Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, CAD CDOR Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, CAD CDOR Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, CAD CDOR Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, CAD CDOR Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or
     (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its CAD CDOR Loans, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans or CAD CDOR Loans, or to issue a Letter of Credit, or to participate therein;
and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan or CAD CDOR Loans, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

     (b) If, after the date hereof, any Lender, the L/ C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy (and for purposes of this Agreement, the Dodd-Frank Act is deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or L/C Issuer ‘s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer ‘s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), each Borrower shall pay in respect of Letters of Credit issued for its account to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction.
     (c) A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, the Borrowers shall not be obligated to compensate any Lender or L/C Issuer for any increased costs or reductions incurred more than 90 days prior to the date the Lender or L/C Issuer, as the case may be, notifies the Borrowers of its intention to claim compensation therefor.
     Section 10.4. Lending Offices. Each Lender and L/C Issuer may, at its option, elect to make its Loans and issue its Letters of Credit hereunder at the branch, office or affiliate specified on the Administration Questionnaire provided by it to the Administrative Agent (each a “Lending Office”) for each type of Loan available hereunder and for each Borrower hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrowers and the Administrative Agent. All terms of this Agreement shall apply to any such Lending Office and the Loans, Letters of Credit, participations in L/C Obligations and any Notes issued hereunder shall be deemed held by each Lender or the L/C Issuer, as the case may be, for the benefit of any such Lending Office. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.
     Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
Section 11. The Administrative Agent.
     Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.
     Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of any Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).
     Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from any Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or a Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
     Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of any Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of any Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.
     Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by any Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to of for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.
     Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrowers. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the consent (which shall not be unreasonably withheld or delayed) of the Borrowers if no Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or, with the consent (which shall not be unreasonably withheld or delayed) of the Borrowers if no Event of Default shall have occurred and be continuing, any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrowers shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer.
     Section 11.8. L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.
     Section 11.9. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and neither the Lead Arrangers and syndication agent named herein nor any such Lenders and their Affiliates shall have any additional powers, duties or responsibilities as a result of being named herein or of being so designated by the Administrative Agent.
     Section 11.10. The Intercreditor Agreement. The Administrative Agent is hereby irrevocably authorized by the Required Lenders to execute and deliver the Intercreditor Agreement on behalf of each of the Lenders and to take such action and exercise such powers under the Intercreditor Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Intercreditor Agreement unless (a) such amendment is agreed to in writing by the Required Lenders, or (b) such amendment is necessary as a result of an amendment, waiver or other modification of this Agreement that has been approved by the Required Lenders. Each Lender acknowledges and agrees that it (and any assignee of such Lender) will be bound by the terms and conditions of the Intercreditor Agreement upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the enforcement of any remedy under the Intercreditor Agreement; it being understood and intended that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent in the manner provided for in the Intercreditor Agreement for the benefit of the Lenders.
Section 12. The Guarantees.
     Section 12.1. The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, (a) each Guarantor which is a Domestic Subsidiary (including any such Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations of the U.S. Borrower, including, but not limited to, the due and punctual payment by the U.S. Borrower of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the U.S. Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the U.S. Borrower or any such obligor in any such proceeding), and (b) the U.S. Borrower and each Guarantor which is a Subsidiary of the Canadian Borrower (including any such Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations of the Canadian Borrower, including, but not limited to, the due and punctual payment by the Canadian Borrower of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Canadian Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the Bankruptcy and Insolvency Act (Canada), as amended, or the Companies Creditors Arrangement Act (Canada), as amended, or the Winding-Up and Restructuring Act (Canada), as amended, or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Canadian Borrower or any such obligor in any such proceeding). In case of failure by any Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor of such Borrower’s Obligations under this Section 12.1 hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the relevant Borrower or such obligor.
     Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;
     (c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or other obligor or of any other guarantor contained in any Loan Document;

     (d) the existence of any claim, set-off, or other rights which any Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;
     (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or other obligor, any other guarantor, or any other Person or Property;
     (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;
     (g) any invalidity or unenforceability relating to or against any Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents; or
     (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.
Each Guaranty hereunder shall be a guaranty of payment and not of collection.
     Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
     Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrowers hereunder and the other Loan

Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
     Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against any Borrower or other obligor, another guarantor, or any other Person.
     Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.
     Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
     Section 12.8. Benefit to Guarantors. The Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.
     Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as each Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as each Borrower is required by this Agreement to prohibit such Guarantor from taking.
Section 13. Miscellaneous.
     Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by each Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower or such Guarantor is domiciled, any jurisdiction from which such Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, such Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, such Borrower or such Guarantor shall reimburse the Administrative Agent, the L/C Issuer or such Lender for that payment on demand in the currency in which such payment was made. If such Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.
     (b) U.S. Withholding Tax Exemptions. Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the U.S. Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the U.S. Borrower and is not a controlled foreign corporation related to the U.S. Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender and L/C Issuer shall submit to the U.S. Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the U.S. Borrower in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the U.S. Borrower or the Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the U.S. Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.
     (c) Inability of Lender to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the U.S. Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the U.S. Borrower and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
     (d) Compliance with FATCA. Additionally, each Lender that is organized under the laws of a jurisdiction other than the United States shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the U.S. Borrower or the Administrative Agent sufficient for the Administrative Agent and the U.S. Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
     Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
     Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
     Section 13.4. Documentary Taxes. Each Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
     Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
     Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the

Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
     Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.
     Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to any Borrower, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the U.S. Borrower or any	to the Administrative Agent and L/C Issuer :
Guarantor:
Bank of Montreal
One Strawberry Lane	115 South LaSalle Street
Orrville, Ohio 44667	Chicago, Illinois 60603
Attention: Treasurer	Attention: Ms. Betsy Erdelyi
Telephone: (330) 684-3000	Telephone: (312) 461-4049
Telecopy: (330) 684-3112	Telecopy: (312) 293-4280

to the Canadian Borrower:

One Strawberry Lane
Orrville, Ohio 44667
Attention: Treasurer
Telephone: (330) 684-3000
Telecopy: (330) 684-3112

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.
     Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
     Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrowers and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrowers and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.
     Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of each Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof.
     Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an

Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned.
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:
     (a) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; or
     (c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (d) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).
          (iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v) No Assignment to Borrower or Parent. No such assignment shall be made to any Borrower or any of their Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
          (vii) No Prohibited Transaction. No such assignment shall be made if such assignment would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.
          (b) Register. The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing by each Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

          (d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.7 hereof.
     Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:
     (i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Revolving Credit Commitment, or extend the Revolving Credit Termination Date, of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;
     (ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.13, change any provision hereof in a manner that would alter the pro rata sharing of payments or reduction of the Revolving Credit Commitments, release any material guarantor (except as otherwise provided for in the Loan Documents), release the U.S. Borrower as a Guarantor of the Canadian Borrower’s Obligations, or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and
     (iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.
     Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
     Section 13.15. Costs and Expenses; Indemnification. Each Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of United States and Canadian counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. Each Borrower agrees to pay to the Administrative Agent, the L/C Issuer and each Lender, all costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Guarantor as a debtor thereunder) or in connection with any work-out or restructuring in respect of the Obligations hereunder. Each Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit or any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Borrower or any Subsidiary or any liability under any Environmental Law, other than those which are determined by a court of competent jurisdiction in a final non-appealable judgment to have arisen from the gross negligence or willful misconduct of the party claiming indemnification. Each Borrower, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is determined by a court of competent jurisdiction in a final non-appealable judgment to be directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, neither any Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of each Borrower under this Section shall survive the termination of this Agreement.
     Section 13.16. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by each Borrower and each Guarantor at any time or from time to time, without notice to any Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of such Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of such Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
     Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.
     Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
     Section 13.20. Excess Interest. (a) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the relevant Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of any Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on such Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
          (b) Canadian Interest. If any provision of this Agreement or any other Loan Document would obligate Canadian Borrower to make any payment of interest or other amount payable to (including for the account of) any Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Lender under Section 1.4; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum amount permitted by that section of the Criminal Code (Canada), then Canadian Borrower shall be entitled, by notice in writing to such Canadian Lender, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to Canadian Borrower. Any amount or rate of interest referred to in this Agreement with respect to the Revolving Credit Commitments to make Loans to and issue Letters of Credit for the account of the Canadian Borrower shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Revolving Credit Commitments to make Loans to and issue Letters of Credit for the account of the Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period during which such Revolving Credit Commitments are available and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
     Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as any Borrower has one or more Subsidiaries.

     Section 13.22. Lender’s and L/C Issuer ‘s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.
     Section 13.23. Currency. Each reference in this Agreement to U.S. Dollars or to Canadian Dollars (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of each Borrower and each Guarantor in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the relevant Borrower or relevant Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 13.7 hereof, such Person agrees to remit such excess to the relevant Borrower. Unless otherwise specified herein, all references to a currency shall be deemed to refer to U.S. Dollars.
     Section 13.24. Submission to Jurisdiction; Waiver of Jury Trial. The Borrowers and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrowers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowers, the Guarantors, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
     Section 13.25. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies such Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify each Borrower in accordance with the Act.
     Section 13.26. Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrowers, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than any Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Revolving Credit Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from any Borrower or any of the Subsidiaries or from any other Person on behalf of any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by any Borrower or any of its Subsidiaries or from any other Person on behalf of any Borrower or any of the Subsidiaries.
     Section 13.27. Amendment and Restatement. This Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the Obligations evidenced or provided for thereunder.
     Section 13.28. No Fiduciary Duty. Each Borrower and each Guarantor agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and such Guarantor and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.
[Signature Pages to Follow]

     This Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrowers” The J. M. Smucker Company
By:	/s/ Debra A. Marthey
	Name:	Debra A. Marthey
	Title:	Treasurer

Smucker Foods of Canada Corp.
By:	/s/ Debra A. Marthey
	Name:	Debra A. Marthey
	Title:	Treasurer

“Guarantors” The J. M. Smucker Company
By:	/s/ Debra A. Marthey
	Name:	Debra A. Marthey
	Title:	Treasurer

J.M. Smucker LLC
By:	/s/ Debra A. Marthey
	Name:	Debra A. Marthey
	Title:	Treasurer

The Folgers Coffee Company
By:	/s/ Debra A. Marthey
	Name:	Debra A. Marthey
	Title:	Treasurer

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

“Administrative Agent and L/C Issuer “ Bank of Montreal, as L/C Issuer and as Administrative Agent
By:	/s/ Betzaida Erdelyi
	Name:	Betzaida Erdelyi
	Title:	Managing Director

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

“Lenders” Bank of Montreal
By:	/s/ Betzaida Erdelyi
	Name:	Betzaida Erdelyi
	Title:	Managing Director

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

Bank of America N.A.
By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

Bank of America, N.A., Canada Branch
By:	/s/ Clara McGibbon
	Name:	Clara McGibbon
	Title:	Assistant Vice President

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

PNC Bank, National Association
By:	/s/ Joseph G. Moran
	Name:	Joseph G. Moran
	Title:	Senior Vice President

PNC Bank Canada Branch
By:	/s/ Caroline Stade
	Name:	Caroline Stade
	Title:	Senior Vice President

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

JPMorgan Chase Bank, N.A.
By:	/s/ Gregory T. Martin
	Name:	Gregory T. Martin
	Title:	Vice President

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

Fifth Third Bank
By:	/s/ James P. Byrnes
	Name:	James P. Byrnes
	Title:	Senior Vice President

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

U.S. Bank National Association
By:	/s/ John M. Eyerman
	Name:	John M. Eyerman
	Title:	Assistant Vice President

U.S. Bank National Association, Canada Branch
By:	/s/ Joseph Rauhala
	Name:	Joseph Rauhala
	Title:	Principal Officer

The J.M. Smucker Company
Smucker Foods of Canada Corp.
Signature Page to Amended and Restated Credit Agreement

t
Exhibit A
Notice of Payment Request
[Date]
[Name of Lender]
[Address]
Attention:
     Reference is made to the Amended and Restated Credit Agreement, dated as of January 31, 2011, among The J. M. Smucker Company and Smucker Foods of Canada Corp., as Borrowers, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $___________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $______________. Your Revolver Percentage of the returned Reimbursement Obligation is $______________.]

Very truly yours,
,
as L/C Issuer

By
Name
Title

Exhibit B
Notice of Borrowing
Date:                                                     ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of January 31, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among The J. M. Smucker Company and Smucker Foods of Canada Corp., as Borrowers, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent
Ladies and Gentlemen:
     The undersigned, ____________________ (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:
     1. The Business Day of the proposed Borrowing is ___________, ___.
     2. The aggregate amount of the proposed Borrowing is $_____________.
     3. The Borrowing is being advanced under the Revolving Credit.
     4. The Borrowing is to be comprised of $___________ of [U.S. Base Rate] [Eurodollar] [CAD Base Rate] [CAD CDOR]Loans.
     [5. The duration of the Interest Period for the [Eurodollar] [CAD CDOR] Loans included in the Borrowing shall be ____________ months.]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
     (b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

By
Name
Title

Exhibit C
Notice of Continuation/Conversion
Date: ____________, ____

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of January 31, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among The J. M. Smucker Company and Smucker Foods of Canada Corp., as Borrowers, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent
Ladies and Gentlemen:
     The undersigned, _______________________ (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:
     1. The conversion/continuation Date is __________, ___.
     2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $_____________.
     3. The Loans are to be [converted into] [continued as] [Eurodollar] [U.S. Base Rate] [CAD Base Rate] [CAD CDOR] Loans.
     4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be _________ months.
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a U.S. Base Rate Loan; and
     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

By
Name
Title

Exhibit D-1
Revolving Note
____________, 2011
     For Value Received, the undersigned, __________________________, a __________ corporation/limited liability company/partnership (the “Maker”), hereby promises to pay to ____________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds in the currency in which each Revolving Loan is advanced, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Maker pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
     This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of January 31, 2011, among The J. M. Smucker Company and Smucker Foods of Canada Corp., as Borrowers, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.
     This Note shall be in substitution for and replacement of that certain Revolving Note, dated October 29, 2009, executed by the Maker in favor of the Lender.*
     Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

*	To be included only in the Revolving Notes issued to Lenders that are parties to the Original Credit Agreement.

     The Maker hereby waives demand, presentment, protest or notice of any kind hereunder.

By
Name
Title

Exhibit D-2
Swing Note
____________, 2011
     For Value Received, the undersigned, The J. M. Smucker Company, an Ohio corporation (the “Maker”), hereby promises to pay to ___________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds in the currency in which each Swing Loan is advanced, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Maker pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
     This Note is the Swing Note referred to in the Amended and Restated Credit Agreement dated as of January 31, 2011, among The J. M. Smucker Company and Smucker Foods of Canada Corp., as Borrowers, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.
     This Note shall be in substitution for and replacement of that certain Swing Note, dated October 29, 2009, executed by the Maker in favor of the Lender.*
     Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

*	To be included only in the Swing Note issued to a Lender that is a party to the Original Credit Agreement.

     The Maker hereby waives demand, presentment, protest or notice of any kind hereunder.

The J. M. Smucker Company
By
Name
Title

Exhibit E
The J. M. Smucker Company
Smucker Foods of Canada Corp.
Compliance Certificate

To:	Bank of Montreal, as Administrative Agent under, and the Lenders and L/C Issuer parties to, the Credit Agreement described below
     This Compliance Certificate is furnished to the Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Amended and Restated Credit Agreement dated as of January 31, 2011, among The J. M. Smucker Company and Smucker Foods of Canada Corp., as Borrowers, and you (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
     The Undersigned hereby certifies that:
     1. I am the duly elected ____________ of ________________________;
     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;
     4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and
     5. The Schedule I hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20__.

[Insert Name of Borrower]
By
Name
Title

Schedule I
to Compliance Certificate
The J. M. Smucker Company
Smucker Foods of Canada Corp.
Compliance Calculations
for Amended and Restated Credit Agreement dated as of January 31, 2011
Calculations as of _____________, _______

A. Total Leverage Ratio (Section 8.20(a))
1. Total Funded Debt	$

2. Net Income for past 4 quarters

3. Interest Expense for past 4 quarters

4. Income taxes for past 4 quarters

5. Depreciation and Amortization Expense for past 4 quarters

6. Non-cash share based compensation expense for past 4 quarters

7. Non-recurring charges and expenses relating to Permitted Acquisition and extraordinary losses and charges (up to $50,000,000 during the term of the Credit Agreement) for past 4 quarters

8. EBITDA of Acquired Business for past 4 quarters

9. Non-cash gains for past 4 quarters

10. EBITDA of divested business for past 4 quarters

11. Sum of Lines A2, A3, A4, A5, A6, A7 and A8 minus Lines A9 and A10 (“EBITDA”)

12. Ratio of Line A1 to A11		:1.0

13. Line A12 ratio must not exceed		3.5:1.0
14. The Borrowers are in compliance (circle yes or no)	yes/no

B. Interest Coverage Ratio (Section 8.20(b))
1. EBITDA for past 4 quarters	$

2. Interest Expense for past 4 quarters	$

3. Ratio of Line B1 to Line B2		:1.0
4. Line B3 ratio must not be less than		3.5:1.0
5. The Borrowers are in compliance (circle yes or no)	yes/no

Exhibit F
Additional Guarantor Supplement
______________, ___
Bank of Montreal, as Administrative Agent for the
Lenders and L/C Issuer parties to the Amended and
Restated Credit Agreement dated as of January 31, 2011,
among The J. M. Smucker Company and Smucker Foods of
Canada Corp., as Borrowers, the Guarantors referred to
therein, the Lenders and L/C Issuer parties thereto from
time to time, and the Administrative Agent (as extended,
renewed, amended or restated from time to time, the
“Credit Agreement”)
Ladies and Gentlemen:
     Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
     The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.
     Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.
     The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent, the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours, [Name of Subsidiary Guarantor]
By
Name
Title

Exhibit G
Assignment and Acceptance
Dated _____________, _____
     Reference is made to the Amended and Restated Credit Agreement dated as of January 31, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among The J. M. Smucker Company, an Ohio corporation, and Smucker Foods of Canada Corp., a federally incorporated Canadian corporation, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     ________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Revolving Credit Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.
     4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     5. The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.
     6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

     8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[Assignor Lender]
By
Name
Title

[Assignee Lender]
By
Name
Title

Accepted and consented this ____ day of _____________
[Insert Name of Borrower]

By
Name
Title
Accepted and consented to by the Administrative
Agent and L/C Issuer this ___ day of ________

Bank of Montreal, as Administrative Agent and L/C Issuer
By
Name
Title

Annex I
to Assignment and Acceptance
     The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

Aggregate
	Commitment/Loans	Amount of	Percentage
	For All	Commitment/Loans	Assigned of
Facility Assigned	Lenders	Assigned	Commitment/Loans
Revolving Credit	$	$		%

Exhibit H
Commitment Amount Increase Request
_______________, ____
To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of January 31, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement"), among The J. M. Smucker Company, Smucker Foods of Canada Corp., the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent
Ladies and Gentlemen:
     The undersigned, The J. M. Smucker Company and Smucker Foods of Canada Corp. (the “Borrowers”) hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 1.2 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender] [New Lender] shall be $____________.
[Include paragraphs 1-4 for a New Lender]
     1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of any Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.
     2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.
     3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.
     [4. The New Lender has delivered, if appropriate, to the Borrowers and the Administrative Agent (or is delivering to the Borrowers and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.1 of the Credit Agreement.]*
     This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the laws of the state of New York.
     The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.2 of the Credit Agreement, but not in any case prior to ___________________, ___. It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.2 of the Credit Agreement shall have been paid.
     Each Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

     Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

The J. M. Smucker Company

By
Name:

Title:

Smucker Foods of Canada Corp.

By
Name:

Title:

[New or existing Lender Increasing Commitments]

By
Name

Title

The undersigned hereby consents on
this __ day of _____________, _____
to the above-requested Commitment
Amount Increase.

Bank of Montreal, as Administrative Agent

By:
Name

Title

Schedule 1
Commitments

Name of Lender	Revolving Credit Commitment

Bank of Montreal	US$	140,000,000.00

Bank of America, N.A.	US$	140,000,000.00

Fifth Third Bank	US$	85,000,000.00

PNC Bank, National Association	US$	80,000,000.00

JPMorgan Chase Bank, N.A.	US$	80,000,000.00

U.S. Bank National Association	US$	75,000,000.00

Total	US$	600,000,000

Schedule 6.2
Subsidiaries
See attached.

		Ownership
	Jurisdiction of		Percent
Subsidiary	Incorporation	Owned By	Ownership
J. M. Smucker LLC	Ohio	JMS Manufacturing, Inc.	100%
Smucker Foods of Canada Corp.	Federally incorporated Canadian corporation	JMS Manufacturing, Inc.	100%
Smucker Sales and Distribution Company	Ohio	J.M. Smucker LLC	100%
Smucker Services Company	Ohio	The J. M. Smucker Company	100%
The Folgers Coffee Company	Delaware	The J. M. Smucker Company	100%
Smucker Foods of Canada Corp.’s registered office is 80 Whitehall Drive, Markham, Ontario L3R 0P3

Schedule 6.15(b)
Canadian Benefit Plans and Canadian Pension Plans
Canadian Pension Plans
1.	Hourly Employees’ Pension Plan of Smucker Foods of Canada Corp. (as amended and restated effective January 1, 2008), and amendments thereto.

2.	Smucker Foods of Canada Corp. Pension Plan (as amended and restated effective as of January 1, 2010), with accompanying resolutions and amendments thereto.

3.	Executive Employees’ Pension Plan of Smucker Foods of Canada Corp. (as amended and restated effective January 1, 2010 ), and amendments thereto.
Canadian Benefit Plans
1.	Group Insurance Plan with Desjardins Financial Security Life Assurance Company, Group Policy Number 800121 (Life, Optional Life, Short Term Disability, Long Term Disability, Health, Dental).

2.	AXA Assurance, Group Policy Number 9227433A (Accidental Death and Dismemberment for all union office employees on group benefits with Desjardins Financial Security Group Number 800121 under Division 0003).

3.	AXA Assurance, Policy Number 9227433B (Accidental Death and Dismemberment for plant Ste. Marie employees on group benefits with Desjardins Financial Security Group Number 800121 under Division 0005).

4.	Group Benefit Plan — Smucker Foods of Canada Corp., Policy Number 38453 (including retiree benefits for certain groups) with Manulife Financial.

5.	Health Care spending account with Manulife Financial for part-time union members Policy Number 88453.

6.	Voluntary Group Accident Insurance Program, Smucker Foods of Canada Corp., Policy Number BSC 9028478, with Chartis Insurance Company of Canada.

7.	Basic Accidental Death & Dismemberment Insurance, Smucker Foods of Canada Corp., Policy Number BSC 9106513 with Chartis Insurance Company of Canada (non-union employees).

8.	Basic Accidental Death & Dismemberment Insurance, Smucker Foods of Canada Corp., Policy Number BSC 9028477 with Chartis Insurance Company of Canada (union employees).

9.	Benefits provided pursuant to the following collective agreements:
a.	Collective Agreement (January 1, 2010 to December 31, 2012) between Smucker Foods of Canada Corp. and United Food and Commercial Workers Local 175 Affiliated with the A.F.L.-C.I.O.-C.L.C. (Dunnville, Ontario);

b.	Collective Agreement (January 1, 2010 to December 31, 2012), between Smucker Foods of Canada Corp. and United Food and Commercial Workers Local 175 Affiliated with the A.F.L.-C.I.O.-C.L.C. (Delhi Township, Ontario);

c.	Collective Agreement (July 25, 2009 to June 6, 2014) between Smucker Foods of Canada Corp. (Ste. Marie) and Syndicat des employees and employees professionels-let et de bureau, Local 526, affiliated with SEPB CTC-FTQ (office employees);

d.	Collective Agreement (June 4, 2010 to November 30, 2013) between Smucker Foods of Canada Corp. (Ste. Marie) and Syndicat international des travailleurs et travailleuses de la boulangerie, confiserie and du tabac, local 480. (plant employees); and

e.	Collective Agreement (ends November 1, 2014), between Smucker Foods of Canada Corp. (Sherbrooke) and Travailleurs unis de l’alimentation et du commerce, Local 500.
10.	Benefits provided under the supplemental policies set forth in the Smucker Foods of Canada Corp. Human Resources Policies and Procedures, including updates.
Exceptions
1.	Canadian Benefit Plans that are not either fully funded or fully insured.
None.
2.	Outstanding actions or suits.
None.
3.	Liability in respect of a multi-employer pension plan.
Canadian Commercial Workers Industry Pension Plan (CCWIPP), between Smucker Foods of Canada Corp. and CCWIPP. Sherbrooke union employees joined this pension plan on Feb 1, 1996. All members ceased membership with CCWIPP on August 31, 2010 and joined Smucker Foods of Canada Corp. Pension Plan on September 1, 2010.

4.	Canadian Pension Plans not fully funded on a going concern basis or solvency basis.
Based on the report of the actuarial valuation as of January 1, 2008, the Hourly Employees’ Pension Plan of Smucker Foods of Canada Corp. (amended and restated effective January 1, 2008) has a solvency deficit.
Based on the report of the actuarial valuation as of January 1, 2010, the Smucker Foods of Canada Corp. Pension Plan (amended and restated effective January 1, 2010) has a solvency deficit.
Based on the report of the actuarial valuation as of January 1, 2010, the Executive Employees’ Pension Plan of Smucker Foods of Canada Corp. has a solvency deficit.

Schedule 8.7
Existing Indebtedness and Guaranties
Notes and Accompanying Guaranties
1.	$100,000,000 in principal amount of 4.78% Senior Notes due June 1, 2014.
a.	Amended and Restated Guaranty Agreement, dated as of May 31, 2007, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).
b.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).
2.	$24,000,000 in principal amount of 6.12% Senior Notes due November 1, 2015.
a.	Guaranty Agreement, dated as of October 23, 2008, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).
b.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).
3.	$376,000,000 in principal amount of 6.63% Senior Notes due November 1, 2018.
a.	Guaranty Agreement, dated as of October 23, 2008, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).
b.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).
4.	$400,000,000 in principal amount of 5.55% Senior Notes due April 1, 2022.
a.	Guaranty Agreement, dated as of May 31, 2007, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).
b.	Guaranty Agreement, dated as of November 6, 2008, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).
5.	$400,000,000 in principal amount of 4.50% Senior Notes due June 1, 2025.
a.	Guaranty Agreement, dated as of June 15, 2010, by J.M. Smucker LLC in favor of the Noteholders (as defined therein).

b.	Guaranty Agreement, dated as of June 15, 2010, by The Folgers Coffee Company in favor of the Noteholders (as defined therein).
Other Debt
1.	International Intercompany Loans
a.	Promissory Note/Revolving Loan dated May 23, 1995 between J. M. Smucker de Mexico, S.A. de C.V. (as obligor) and the Borrower (as lender) in principal amount up to $5,000,000 U.S. payable upon demand by the holder.
b.	Secured Loan Note dated June 4, 2010 between the Canadian Borrower (as obligor) and JMS Manufacturing, Inc. (as lender) in principal amount of $41,000,000 (CAD).
2.	Overdraft Lines of Credit. Overdraft line of credit between Bank of Montreal and Smucker Foods of Canada Corp. in principal amount of $20,000,000.
3.	Industrial Revenue Bonds. The Folger Coffee Company has indebtedness under the following lease agreements in connection with certain Industrial Revenue Bonds listed below.
a.	A Lease Agreement, dated as of June 1, 2003, between St. Tammany Parish Economic and Industrial Development District and The Folger Coffee Company in connection with $25,000,0000 St. Tammany Parish Economic and Industrial Development District Taxable Revenue Bonds (The Folger Coffee Company Project) Series 2003.
b.	A Lease Agreement, dated as of December 1, 2003, between the Planned Industrial Expansion Authority City, Missouri and The Folger Coffee Company in connection with $32,000,000 The Planned Industrial Expansion Authority of Kansas City, Missouri Taxable Industrial Revenue Bond (The Folger Coffee Company Project) Series 2003.
c.	A Supplemental Lease Agreement, dated as of September 1, 2006, between The Planned Industrial Expansion Authority of Kansas City, Missouri and The Folger Coffee Company in connection with $30,000,000 The Planned Industrial Expansion Authority of Kansas City, Missouri Taxable Industrial Revenue Bond (The Folger Coffee Company Project) Series 2006.
4.	Letters of Credit.
a.	As of January 31, 2011, Harris N.A. has issued seven (7) standby letters of credit in the aggregate principal amount of $6,942,387.

b.	As of January 31, 2011, Bank of Montreal has issued one (1) standby letter of credit in the principal amount of $168,398.
5.	Letter of Indemnity. Pursuant to a Letter of Indemnity, dated as of April 23, 2010, Millstone Coffee, Inc. agreed to indemnify MSC Mediterranean Shipping Company S.A. for an amount not to exceed $272,238 in connection with a cargo shipment.
6.	Capitalized Lease Obligations. As of October 31, 2010, The J. M. Smucker Company had approximately $4,757,000 and Smucker Foods of Canada Corp. had approximately $439,200 of Capitalized Lease Obligations, primarily for information technology equipment.